Feb. 17, 2010 18:31 UTC

CORRECTING and REPLACING IsoRay, Inc. Reports Second Quarter Results

CORRECTION...by IsoRay, Inc.

RICHLAND, Wash.--(BUSINESS WIRE)-- The first line of the table header should read: Three months ended December 31, (sted Six months ended December 31,).

The corrected release reads:

ISORAY, INC. REPORTS SECOND QUARTER RESULTS

IsoRay Inc. (AMEX:ISR) a medical isotope company focusing on the treatment of prostate, lung, head and neck and other malignant disease through the use of its proprietary radioisotope technology, announced its financial results for the second quarter of fiscal year 2010, ended December 31, 2009.

Sales revenue for the quarter increased by 3% to approximately $1,368,347 as compared to approximately $1,326,703 in the second quarter of fiscal 2009. The revenue increase is primarily related to orders for the new treatment modalities such as head and neck, lung and colorectal cancers.

The Company’s revenues during the quarter were primarily generated through the sales of Proxcelan Cesium-131 seeds for the treatment of prostate cancer. The Company has now sold Proxcelan Cesium-131 seeds that have treated in excess of 5,100 patients throughout the US. The Company recognized a gross income of $268,154 for the three month period ended December 31, 2009, compared to a gross loss of $397,522 which included a one-time impairment of $425,434 for the corresponding period ended December 31, 2008. If the one-time impairment had not been present in the second quarter of fiscal 2009, the Company would have had gross income of $27,912. Using this gross income amount for the second quarter of fiscal 2009, gross income for the second quarter of fiscal 2010 grew by approximately 860%.

The Company’s net loss decreased 42% from approximately $1.6 million for the three months ended December 31, 2008 to $950,000 in quarter ended December 31, 2009.

The Company's cash burn this quarter decreased by 32% to approximately $859,000 as compared to approximately $1,256,000 in the second quarter of fiscal 2009.

The Company had cash and short-term investments of approximately $3,106,000 as of December 31, 2009.

Dwight Babcock, IsoRay Chairman and CEO, commented “We are pleased with our 3% gain in revenue while some of our competitors have recorded drops of 10-20% in brachytherapy seed sales. Certainly with prostate cancer being highly curable by most modalities, physician choices are being driven by financial drivers. Most importantly in an effort to accelerate our revenue growth, IsoRay is focused on the opportunity to expand our markets beyond prostate cancer. While we will continue to grow the prostate brachytherapy business, we have embarked on promoting our brand as the LDR isotope of choice throughout the body. This quarter we are receiving an increasing number of patient and physician inquiries regarding the applicability of Cesium for other body locations. We are continuing to explore other delivery systems that in combination with Cesium can aid in our fight against cancer.”

About IsoRay

IsoRay, Inc., through its subsidiary, IsoRay Medical, Inc., is the sole producer of the Cesium-131 brachytherapy seed, used to treat prostate and other cancers. The Cesium-131 seed offers a significantly shorter half-life than the two other isotopes commonly used for brachytherapy, which results in a substantially faster delivery of therapeutic radiation, lower probability of cancer cell survival and reduction of the longevity of common brachytherapy side effects(a)(b). IsoRay is based in Richland, Washington. More information is available about IsoRay at www.isoray.com.

(a) Armpilia CI, Dale RG, Coles IP, et al. The Determination of Radiobiologically Optimized Half-lives for Radionuclides Used in Permanent Brachytherapy Implants. Int. J. Radiation Oncology Biol. Phys. 2003; 55 (2): 378-385.

(b) Prestidge B.R., Bice W.S., Jurkovic I., et al. Cesium-131 Permanent Prostate Brachytherapy: An Initial Report. Int. J. Radiation Oncology Biol. Phys. 2005; 63 (1): 5336-5337.

Safe Harbor Statement

Statements in this news release about IsoRay's future expectations, including: the advantages of our Cesium-131 seed, future demand for IsoRay's existing and planned products, whether the nominal increase in revenue, increase in gross income, and decrease in the cash burn rate seen in the second quarter of fiscal 2010 as compared to the second quarter of fiscal 2009 will continue in the future, whether IsoRay will be able to expand its base beyond prostate cancer, whether IsoRay's Cesium-131 seed will be used to treat additional cancers and malignant disease, whether changes in IsoRay’s sales and marketing strategy will result in improved sales, and all other statements in this release, other than historical facts, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). This statement is included for the express purpose of availing IsoRay, Inc. of the protections of the safe harbor provisions of the PSLRA. It is important to note that actual results and ultimate corporate actions could differ materially from those in such forward-looking statements based on such factors as physician acceptance, training and use of IsoRay's products, changing levels of demand for IsoRay's current and proposed future products; whether later studies and protocols support the findings of the initial studies, success of future research and development activities, whether initial implants of Cesium-131 to treat non-prostate cancers result in favorable patient outcomes in both the short- and long-term, patient results achieved when Cesium-131 is used for the treatment of cancers and malignant diseases beyond prostate cancer, IsoRay's ability to successfully manufacture, market and sell its products, IsoRay's ability to manufacture its products in sufficient quantities to meet demand within required delivery time periods while meeting its quality control standards, IsoRay's ability to enforce its intellectual property rights, changes in reimbursement rates, changes in laws and regulations applicable to our product, and other risks detailed from time to time in IsoRay's reports filed with the SEC.

IsoRay, Inc. and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	Three months ended
	December 31,
	2009	2008

Product sales	$1,368,347	$1,326,703
Cost of product sales	1,100,193	1,724,229

Gross margin (loss)	268,158	(397,522)

Operating expenses:
Research and development expenses	59,078	306,056
Sales and marketing expenses	603,980	620,700
General and administrative expenses	550,009	758,822

Total operating expenses	1,213,067	1,685,578

Operating loss	(944,913)	(2,083,100)

Non-operating income (expense):
Interest income	2,944	37,562
Gain (loss) on fair value of short-term investments	–	433,200
Financing and interest expense	(7,898)	(20,769)

Non-operating income (expense), net	(4,954)	449,993

Net loss	(949,867)	(1,633,107)
Preferred stock dividends	(36,679)	–
Net loss applicable to common shareholders	$(986,546)	$(1,633,107)

Basic and diluted loss per share	$(0.04)	$(0.07)

Weighted average shares used in computing net loss per share:
Basic and diluted	22,942,088	22,942,088

Contacts
IsoRay Inc. Dwight Babcock, CEO, 520-240-4840 dbabcock@isoray.com

Source: IsoRay Inc.

View this news release online at: http://www.businesswire.com/news/home/20100216007208/en